Exhibit 99.1

Phillips 66 Partners Announces 9 Percent Increase in
Quarterly Cash Distribution

HOUSTON, April 22, 2015 – Phillips 66 Partners LP (NYSE: PSXP) announces that the board of directors of its general partner declared a first-quarter 2015 cash distribution of $0.37 per limited partnership unit. This quarter’s distribution represents an increase of 9 percent over the previous quarterly distribution of $0.34 per unit and a 35 percent increase over first-quarter 2014. The distribution is payable May 12, 2015, to unitholders of record as of May 4, 2015.

About Phillips 66 Partners
Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Rosy Zuklic (investors)
832-765-2297
rosy.zuklic@p66.com

William Steen (investors)
832-765-3174
william.steen@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

TAX CONSIDERATIONS

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Phillips 66 Partners LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Phillips 66 Partners LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not Phillips 66 Partners LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.